Exhibit 99.4

Sprint Media Contact:	US Unwired Contact:
Nick Sweers, 913-794-3460	Ed Moise, 337-310-3500
Nicholas.Sweers@mail.sprint.com

Sprint Investor Contact:
Kurt Fawkes, 913-794-1126
Investorrelations.sprintcom@mail.sprint.com

Sprint to Acquire Wireless Affiliate US Unwired For $1.3B

OVERLAND PARK, Kan. – July 11, 2005

Transaction Summary

Deal Structure:	$1.3 billion acquisition

Sprint Considerations:

• Commencement of a cash tender offer to acquire all of US Unwired’s outstanding common stock at a price of $6.25 per share

• Assumption of net debt (approximately $266 million as of March 31, 2005)

Required Approvals:	The acquisition is subject to customary regulatory approvals.

Expected Close:	Third quarter of 2005
US Unwired (NASDAQ: UNWR) Key Metrics
2004 Revenues:	$408 million
2004 EBITDA:	$77.0 million
Employees:	Approximately 600

Subscribers (As of 1Q05):

• Direct:	505,000

• Wholesale:	118,000

Markets:	48 markets in nine states – Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas
Potential Population Coverage (POPs): • 8.1 million covered POPs • 11.3 million licensed POPs
Retail Outlets:	32 stores operating under the Sprint name.

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Sprint (NYSE: FON) Key Metrics

2004 Revenues:	$ 27.4 billion
2004 EBITDA:	$ 8.1 billion
Employees:	Approximately 59,000
Wireless Subscribers	(As of 1Q05): 26 million

• Direct:	18.3 million
• Wholesale:	4.3 million
• Affiliate:	3.4 million
Affiliates:	10 – Alamosa, Enterprise, Gulf Coast Wireless, iPCS, IWO, Northern PCS, Shentel, Swiftel, UbiquiTel, US Unwired

Potential Population Coverage (POPs): 254 million

• Direct-Covered POPs: 199 million

• Affiliate-Covered POPs: 55 million

Retail Outlets:	810 stores and kiosks

Background on Sprint-Nextel merger

On Dec. 15, 2004, Sprint (NYSE: FON) and Nextel Communications, Inc. (NASDAQ: NXTL) entered into a merger agreement providing for a merger of equals, creating America’s premier communications company. The merger will combine a leading wireless carrier augmented by a global IP network that will offer consumer, business and government customers compelling new broadband wireless and integrated communications services. The new company also intends to spin off to its shareholders Sprint’s local telecommunications business following the merger. The proposed spin-off is expected to occur in 2006.

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Sprint to Acquire Wireless Affiliate US Unwired For $1.3B

Notice to Investors

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of US Unwired common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation/ recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all shareholders of US Unwired at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreements will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed transactions by various regulatory agencies, and any conditions imposed on the companies in connection with consummation of the transactions described herein; the number of shares tendered by shareholders of US Unwired, approval of the merger between Sprint and US Unwired by the shareholders of US Unwired; approval of the merger between Sprint and Nextel by the shareholders of Sprint and Nextel; the timing of the proposed spin-off of Sprint’s local telecommunications business following the merger; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in Sprint’s, US Unwired’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004, as amended, and their respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2005. This document speaks only as of its date, and Sprint and US Unwired each disclaims any duty to update the information herein.

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Sprint to Acquire Wireless Affiliate US Unwired For $1.3B

Additional Information and Where to Find It

Sprint Corporation has filed a Registration Statement on Form S-4 with the SEC (Reg. No. 333-123333) containing a definitive joint proxy statement/prospectus regarding the proposed combination of Sprint and Nextel. SHAREHOLDERS OF SPRINT AND SHAREHOLDERS OF NEXTEL ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/ PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. The definitive joint proxy statement/prospectus has been mailed to shareholders of Sprint and shareholders of Nextel. Investors and security holders may obtain the documents free of charge at the SEC’s web site (http://www.sec.gov), from Sprint Investor Relations at Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, 800-259-3755, Option 1 or from Nextel Investor Relations at 2001 Edmund Halley Drive, Reston, Virginia 20191, 703-433-4300.

Participants in Solicitation

Sprint, Nextel and their respective directors and executive officers, other members of management and employees and the proposed directors and executive officers of Sprint Nextel, may be deemed to be participants in the solicitation of proxies in respect of the combination. Information concerning the proposed directors and executive officers of Sprint Nextel, Sprint’s and Nextel’s respective directors and executive officers and other participants in the proxy solicitation, including a description of their interests, is included in the definitive joint proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4.

Sprint to Acquire Wireless Affiliate US Unwired For $1.3B